Exhibit 99.1

Citrix Appoints Nanci Caldwell to Board of Directors

Former PeopleSoft CMO to Join Citrix Board

FORT LAUDERDALE, Fla. — July 14, 2008 — Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in application delivery infrastructure, today announced the appointment of a new director, Nanci Caldwell, former executive vice president and chief marketing officer for PeopleSoft, to its board of directors, effective immediately.

Caldwell’s marketing role at PeopleSoft included corporate, product, industry, service, support and field.  Prior to joining PeopleSoft in 2001, she spent 19 years at HP where she held a number of senior management positions including vice president and group marketing manager, global services; vice president and general manager, North America enterprise computing sales organization; vice president enterprise marketing and global sales programs; vice president and general manager, HP Canada.

“Nanci’s experience in enterprise marketing and sales brings a strong customer and industry perspective to the Citrix board of directors,” said Mark Templeton, president and chief executive officer for Citrix. “We are honored to have Nanci joining the board.”

Caldwell is also a member of the board of directors for Deltek Systems, Inc., LiveOps, Inc., and Sophos Plc. Caldwell also served as a member of the board of directors of Hyperion Solutions and Network General.

With the election of Caldwell, Citrix’s board of directors now includes: Thomas Bogan, former president and chief operating officer, Rational Software; Murray Demo, former chief financial officer, Adobe; Stephen Dow, general partner, Sevin Rosen Funds; Asiff Hirji, chief operating officer, TD Ameritrade; Gary Morin, former executive vice president and chief financial officer, Lexmark; Godfrey Sullivan, former president and chief executive officer, Hyperion; and Mark Templeton, president and chief executive officer, Citrix Systems.

Caldwell will serve on the nominating and corporate governance committee, and the compensation committee.

About Citrix

Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 215,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100 percent of the Fortune 100 companies and 99 percent of the Fortune Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 7,680 channel and alliance partners in more than 100 countries. Annual revenue in 2007 was $1.4 billion.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release do not constitute guarantees of future performance.  Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with revenue growth and recognition of revenue, products, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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For media inquiries, contact:
Eric Armstrong, Citrix Systems, Inc.
(954) 267-2977 or eric.armstrong@citrix.com

For investor inquiries, contact:
Eduardo Fleites, Citrix Systems, Inc.
(954) 229-5778 or eduardo.fleites@citrix.com